Exhibit 23.1

                          INDEPENDENT AUDITORS' CONSENT



We consent to the incorporation by reference in this Registration Statement of Ferrellgas Partners, L.P. on Form S-3 of:

     o our reports dated September 29, 2003 (which report relating to Ferrellgas Partners, L.P. expresses an unqualified opinion and includes an explanatory paragraph relating to a change in accounting principle) appearing in the Annual Report on Form 10-K of Ferrellgas Partners, L.P. and Ferrellgas Partners Finance Corp. for the year ended July 31, 2003; and

     o our reports dated September 29, 2003 (which report relating to Ferrellgas, L.P. expresses an unqualified opinion and includes an explanatory paragraph relating to a change in accounting principle) appearing in the Annual Report on Form 10-K of Ferrellgas, L.P. and Ferrellgas Finance Corp. for the fiscal year ended July 31, 2003; and

     o our report relating to Ferrellgas, Inc. and Subsidiaries dated September 29, 2003, (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a change in accounting principle) appearing in the Current Report on Form 8-K of Ferrellgas Partners, L.P., Ferrellgas Partners Finance Corp., Ferrellgas, L.P. and Ferrellgas Finance Corp. dated November 21, 2003.

We also consent to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Kansas City, Missouri

May 21, 2004